Exhibit 99.1

Hanger Reports Second Quarter 2021 Financial Results

AUSTIN, Texas, August 4, 2021 - Hanger, Inc. (NYSE: HNGR), a leading provider of orthotic and prosthetic (O&P) patient care services and solutions, today announced its financial results for the second quarter and six months ended June 30, 2021.

Financial Highlights

•	Net revenue was $280.8 million for the three months ended June 30, 2021, compared to $233.4 million for the same period in 2020, reflecting growth of 20.3 percent.

•	Net income was $10.2 million for the three months ended June 30, 2021, compared to $31.1 million for the same period in 2020. Income from operations was $20.1 million for the quarter compared to $38.9 million for the same period in 2020. Second quarter 2020 GAAP income from operations and net income benefited from $20.5 million related to the Company's receipt of provider grants under the CARES Act, as well as $35.0 million in temporary cost reductions taken during that period in response to the COVID-19 pandemic.

•	Adjusted EBITDA was $31.0 million in the second quarter of 2021, compared to $36.5 million for the same period in 2020, a decline of $5.6 million or 15.2 percent. Results for the second quarter of 2020 benefited from the temporary cost reductions discussed above.

•	GAAP diluted earnings per share was $0.26 per share for the second quarter of 2021, compared to $0.81 per share for the same period in 2020. Adjusted diluted earnings per share was $0.27 for the three months ended June 30, 2021, compared to $0.35 for the same period in 2020.

•	The Company reaffirmed its full year guidance for 2021.

Vinit Asar, President and Chief Executive Officer of Hanger, Inc., stated, "Our second quarter results reflected an encouraging recovery in Hanger's business. Within the Patient Care segment, on a same-clinic basis, second quarter net revenue was approximately 96 percent of 2019 levels. While we remain concerned, as others do, with the lingering effects of the pandemic on the nation's business and labor environment, we are nevertheless pleased with our progress for the year to date and believe we are well positioned to further restore growth as the pandemic comes to an end."

Complete reconciliations of GAAP to non-GAAP financial measures are provided in the tables located at the end of this earnings release.

Segment Results for Three Months Ended June 30, 2021

Patient Care Segment

For the three months ended June 30, 2021, Patient Care net revenue was $236.8 million, an increase of $40.9 million, or 20.9 percent, compared to the same period in 2020. For the three month period, acquisitions of O&P clinics that were consummated in 2020 and 2021 contributed $6.0 million of incremental revenue.

Net same clinic revenue on a day-adjusted basis grew 18.2 percent during the second quarter of 2021 compared to the same quarter in the prior year period. Patient Care results benefited from a rebound in patient volumes from the decreased levels of demand experienced at the height of the COVID pandemic during the second quarter of 2020. In the second quarter of 2021, Hanger's Patient Care net revenue on a same-clinic basis, totaled approximately 96 percent of the level experienced in the second quarter of 2019.

Excluding the effect of acquisitions, net revenue from prosthetics grew 4.3 percent and net revenue from orthotics grew 40.4 percent, compared to the second quarter of 2020, Prosthetics comprised 54 percent of Patient Care segment net revenue compared to 61 percent in the same period of 2020. The changes in sales mix and growth in device categories for the second quarter of 2021 reflect the relative resiliency of prosthetic services during the pandemic compared to orthotics, the latter being more significantly impacted at the height of the pandemic.

Income from operations in the Patient Care segment was $39.6 million during the second quarter of 2021, a decrease of $19.0 million compared to the $58.6 million reported in the prior year. Patient Care's GAAP results for second quarter of 2021 and 2020 includes the benefit of $0.7 million and $20.5 million, respectively, to other operating costs related to the Company's receipt of CARES Act healthcare provider grants. These grants were received under the Public Health and Social Services Emergency Fund, also referred to as The Provider Relief Fund, established by the CARES Act and are excluded from Adjusted EBITDA.

Adjusted EBITDA for the segment was $44.8 million, a $0.7 million improvement compared to the second quarter of 2020. Adjusted EBITDA margin in the segment totaled 18.9 percent compared to 22.6 percent during the second quarter of 2020. Segment income from operations, Adjusted EBITDA and margins were impacted in the quarter compared to the prior year by the restoration of temporary labor and other cost reductions implemented during the second and third quarters of 2020.

Products & Services Segment

For the three months ended June 30, 2021, Products & Services net revenue totaled $44.0 million, reflecting growth of 17.2 percent compared with the same period in 2020. Revenue from the distribution of O&P componentry totaled $33.3 million, a growth of $6.7 million, or 25.4 percent. This growth was primarily the result of the adverse business conditions caused by the COVID-19 pandemic in the second quarter of 2020. Therapeutic solutions revenue in the second quarter totaled $10.8 million, a decline of $0.3 million, or 2.6 percent.

Income from operations for the Products & Services segment was $3.4 million in the second quarter of 2021 compared to $5.8 million in the same period of 2020. Adjusted EBITDA for the segment totaled $5.6 million for the second quarter of 2021, a $2.9 million decline compared with the same period of 2020. Adjusted EBITDA margin in the segment totaled 12.8 percent compared to 22.9 percent during the second quarter of 2020. Products & Services segment income from operations, Adjusted EBITDA and margin were impacted by the restoration of temporary labor and other cost reductions taken during the second and third quarters of 2020.

Corporate & Other

Expenses associated with corporate and other activities increased by $2.6 million to $22.9 million for the quarter ended June 30, 2021 compared to the same period in 2020. Excluding the effect of depreciation and amortization, and acquisition-related expense, the net cost of corporate and other activities increased by $3.3 million to $19.5 million in the second quarter of 2021.

Net Income; Interest Expense

Interest expense totaled $7.2 million for the three month period ended June 30, 2021, a decrease of $1.5 million from the prior year period.

For the three month period ended June 30, 2021, net income was $10.2 million compared with $31.1 million for the same period in 2020. GAAP diluted income per share was $0.26 compared to $0.81 per share in 2020. Adjusted diluted income per share was $0.27 for the three months ended June 30, 2021, compared to $0.35 per share for the same period in 2020.

Financial Highlights for the Six Months Ended June 30, 2021

•	For the six month period, net revenue was $518.3 million, compared to $467.2 million in 2020, reflecting a net revenue increase of 10.9 percent. Acquisitions of O&P clinics consummated in 2020 and 2021 contributed $15.0 million of incremental revenue for the six month period.

•	Patient Care net revenue grew $46.4 million, or 12.0 percent, to $432.5 million, while same clinic day-adjusted net revenue per day grew 9.9 percent. For the six month period of 2021, Hanger's Patient Care segment net revenue on a day-adjusted, same-clinic basis, totaled approximately 97 percent of the level reported for the equivalent period in 2019.

•	Net revenue from prosthetics, excluding acquisitions, grew 2.9 percent on a day-adjusted basis, while orthotics revenue grew by 19.2 percent, also on a net day-adjusted basis and excluding acquisitions. Year-to date in 2021, prosthetics constituted 53 percent of Patient Care segment net revenue.

•	Products & Services segment net revenue increased $4.7 million, or 5.8 percent, to $85.8 million, driven by an increase of $5.7 million in distribution services and a $1.0 million decline in revenue from therapeutic solutions for the period.

•	GAAP net income was $6.8 million compared to $15.3 million in 2020. Hanger's GAAP results for the first six months of 2020 included a benefit of $20.5 million to other operating costs related to the Company's receipt of CARES Act healthcare provider grants as compared to $0.7 million in the 2021 period.

•	Adjusted EBITDA totaled $44.5 million, an increase of $2.7 million as compared to the $41.8 million reported in 2020. The increase in Adjusted EBITDA for the six month period resulted from the improvement in net revenue partially offset by the restoration of temporary cost reductions taken during the second and third quarters of 2020.

•	GAAP diluted earnings per share was $0.17, compared to $0.40 per share in 2020. Adjusted diluted earnings per share was $0.19 for the first six months of 2021, compared to $0.07 for the same period in 2020.

Net Cash Provided by Operating Activities; Liquidity

Cash flows provided by operating activities for the three months ending June 30, 2021 were $33.1 million compared to cash flows provided by operating activities of $102.0 million for the same period in 2020. The Company continued to achieve strong cash collections during the second quarter of 2021 as its days sales outstanding decreased by five days to 40 days as of June 30, 2021 from 45 days on June 30, 2020.

On June 30, 2021, the Company had liquidity of $171.1 million, comprised of $76.2 million in cash and cash equivalents, and $94.9 million in available borrowing capacity under its revolving credit facility. This compares to total liquidity of $165.1 million on March 31, 2021.

2021 Outlook

The Company re-affirmed its financial outlook for 2021 as originally provided on March 1, 2021. Hanger anticipates net revenue in a range between $1.145 billion and $1.175 billion, and Adjusted EBITDA in a range between $130 million and $135 million.

The Company's outlook for 2021 includes approximately $36 million in revenue relating to the full year contribution of acquisitions consummated in 2020 and through June 30, 2021. Hanger's outlook assumes a continued sequential improvement in the third and fourth quarters of the orthotic and prosthetics business environment related to the continued cessation of the effects of COVID-19 on patient volumes.

Adjusted EBITDA in this outlook is provided on a non-GAAP basis only because a reconciliation to the most comparable GAAP financial measure, net income, is not available without unreasonable effort due to the unpredictable nature of reconciling items that render such a reconciliation not meaningful for investors.

Conference and Webcast Details

The Company’s management team will host a conference call tomorrow, Thursday, August 5, at 8:30 a.m. Eastern time to discuss the Company’s second quarter 2021 financial results and business outlook.

To participate, dial 844-750-4896 or 412-317-5292 outside the U.S. and Canada, and ask to be joined into the Hanger, Inc. call. A live webcast, replay of the call and earnings release, will be available on the Company’s Investor Relations website: www.investor.hanger.com/financial-reporting/quarterly-results/default.aspx.

Additional Notes

A reconciliation of GAAP and non-GAAP financial results is included in the tables provided at the back of this press release. The Company has provided certain supplemental key statistics relating to its results for certain prior periods. These key statistics are non-GAAP measures used by the Company’s management to analyze the Company’s business results that are being provided for informational and analytical context.

Accompanying supplemental information will be posted to the Investor Relations section of Hanger’s web site at www.hanger.com/investors.

About Hanger, Inc. – Headquartered in Austin, Texas, Hanger, Inc. (NYSE: HNGR) provides comprehensive, outcomes-based orthotic and prosthetic (O&P) services through its Patient Care segment, with approximately 800 Hanger Clinic locations nationwide. Through its Products & Services segment, Hanger distributes branded and private label O&P devices, products and components, and provides rehabilitative solutions. Recognized by Forbes as one of America’s Best Employers for 2021, and rooted in 160 years of clinical excellence and innovation, Hanger is a purpose-driven company with a vision to lead the O&P markets by providing superior patient care, outcomes, services and value, aimed at empowering human potential. For more information on Hanger, visit investor.hanger.com.

This earnings release contains statements that are forward-looking statements within the meaning of the federal securities laws. Forward-looking statements include information concerning our liquidity and our possible or assumed future results of operations, including descriptions of our business strategies. These statements often include words such as “believe,” “expect,” “project,” “potential,” “anticipate,” “intend,” “plan,” “estimate,” “seek,” “will,” “may,” “would,” “should,” “could,” “forecasts” or similar words. These statements are based on certain assumptions that we have made in light of our experience in the industry as well as our perceptions of historical trends, current conditions, expected future developments and other factors we believe are appropriate in these circumstances. We believe these assumptions are reasonable, but you should understand that these statements are not guarantees of performance or results, and our actual results could differ materially from those expressed in the forward-looking statements due to a variety of important factors, both positive and negative, that may be revised or supplemented in subsequent releases or reports. These statements involve risks, estimates, assumptions, and uncertainties that could cause actual results to differ materially from those expressed in these statements and elsewhere in this release. These uncertainties include, but are not limited to, the financial and business impacts of COVID-19 on our operations and the operations of our customers, suppliers, governmental and private payers and others in the healthcare industry and beyond; federal laws governing the health care industry; governmental policies affecting O&P operations, including with respect to reimbursement; failure to successfully implement a new enterprise resource planning system or other disruptions to information technology systems; the inability to successfully execute our acquisition strategy, including integration of recently acquired O&P clinics into our existing business; changes in the demand for our O&P products and services, including additional competition in the O&P services market; disruptions to our supply chain; our ability to enter into and derive benefits from managed-care contracts; our ability to successfully attract and retain qualified O&P clinicians; labor shortages and increased turnover in our employee base; contractual, inflationary and other general cost increases, including with regard to costs of labor, raw materials and freight; and other risks and uncertainties generally affecting the health care industry. For additional information and risk factors that could affect the Company, see its Form 10-K for the year ended December 31, 2020 and Quarterly Report on Form 10-Q for the three months ended March 31, 2021 and June 30, 2021, each as filed with the Securities and Exchange Commission. The information contained in this press release is made only as of the date hereof, even if subsequently made available by the Company on its website or otherwise.

SOURCE Hanger, Inc.

Investor Relations Contacts:

Thomas Kiraly, Executive Vice President and Chief Financial Officer, Hanger, Inc.

512-777-3600

tkiraly@hanger.com

Seth Frank, Vice President, Treasury and Investor Relations, Hanger, Inc.

512-777-3573

sfrank@hanger.com

###

Table 1

Hanger, Inc.

Condensed Consolidated Statements of Operations

(Unaudited - in thousands, except share and per share amounts)

	For the Three Months Ended June 30,		For the Six Months Ended June 30,
	2021	2020	2021	2020
Net revenues	$280,819	$233,434	$518,289	$467,173
Material costs	89,271	69,972	164,441	147,213
Personnel costs	97,549	73,822	187,429	163,007
Other operating costs	32,721	8,277	64,181	44,163
General and administrative expenses	33,177	33,623	64,118	65,392
Depreciation and amortization	8,007	8,879	16,005	17,710
Income from operations	20,094	38,861	22,115	29,688
Interest expense, net	7,152	8,636	14,492	16,906
Non-service defined benefit plan expense	167	158	334	316
Income before income taxes	12,775	30,067	7,289	12,466
Provision (benefit) before income taxes	2,616	(987)	460	(2,840)
Net income	$10,159	$31,054	$6,829	$15,306
Basic and Diluted Per Common Share Data:
Basic earnings per share	$0.26	$0.82	$0.18	$0.41
Weighted average shares used to compute basic earnings per common share	38,647,042	37,958,408	38,458,733	37,749,930
Diluted income per share	$0.26	$0.81	$0.17	$0.40
Weighted average shares used to compute diluted earnings per common share	39,208,155	38,325,872	39,216,725	38,424,334

Table 2

Hanger, Inc.

Condensed Consolidated Balance Sheets

(Unaudited - in thousands)

	As of June 30,	As of December 31,
	2021	2020
ASSETS
Current assets:
Cash and cash equivalents	$76,178	$144,602
Accounts receivable, net	124,956	128,596
Inventories	83,959	76,429
Income taxes receivable	12,831	12,888
Other current assets	16,702	12,357
Total current assets	314,626	374,872
Non-current assets:
Property, plant, and equipment, net	85,241	84,873
Goodwill	318,383	277,223
Other intangible assets, net	20,751	18,431
Deferred income taxes	53,049	54,877
Operating lease right-of-use assets	122,030	124,741
Other assets	17,564	15,734
Total assets	$931,644	$950,751

TOTAL LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities:
Current portion of long-term debt	$12,257	$10,085
Accounts payable	58,400	65,091
Accrued expenses and other current liabilities	63,333	62,861
Accrued compensation related costs	51,256	72,541
Current portion of operating lease liabilities	35,586	35,002
Total current liabilities	220,832	245,580

Long-term liabilities:
Long-term debt, less current portion	495,245	493,012
Operating lease liabilities	100,515	104,589
Other liabilities	51,160	56,593
Total liabilities	867,752	899,774

Shareholders’ equity:
Common stock	389	383
Additional paid-in capital	367,726	365,503
Accumulated other comprehensive loss	(16,358)	(20,215)
Accumulated deficit	(287,169)	(293,998)
Treasury stock, at cost	(696)	(696)
Total shareholders’ equity	63,892	50,977
Total liabilities and shareholders’ equity	$931,644	$950,751

Table 3

Hanger, Inc.

Condensed Consolidated Statements of Cash Flows

(Unaudited - in thousands)

	For the Six Months Ended June 30,
	2021	2020
Cash flows (used in) provided by operating activities:
Net income	$6,829	$15,306
Adjustments to reconcile net income to net cash (used in) provided by operating activities:
Depreciation and amortization	16,005	17,710
(Benefit) provision for doubtful accounts	(292)	1,084
Share-based compensation expense	6,418	12,485
Deferred income taxes	232	(9)
Amortization of debt discounts and issuance costs	948	936
Gain on sale and disposal of fixed assets	(718)	(531)
Changes in operating assets and liabilities, net of acquisitions:
Accounts receivable, net	5,363	44,917
Inventories	(5,899)	5,072
Other current assets and other assets	(6,202)	(4,882)
Income taxes	57	(5,278)
Accounts payable	(6,577)	305
Accrued expenses and other current liabilities	(2,765)	2,393
Accrued compensation related costs	(21,412)	(15,536)
Other liabilities	(522)	3,686
Operating lease liabilities, net of amortization of right-of-use assets	(780)	2,403
Net cash (used in) provided by operating activities	(9,315)	80,061
Cash flows used in investing activities:
Acquisitions, net of cash acquired	(35,349)	(16,788)
Purchase of property, plant, and equipment	(13,339)	(15,742)
Purchase of therapeutic program equipment leased to third parties under operating leases	(870)	(3,065)
Proceeds from sale of property, plant, and equipment	1,332	1,134
Purchase of company-owned life insurance investment	—	(250)
Net cash used in investing activities	(48,226)	(34,711)
Cash flows (used in) provided by financing activities:
Borrowings under revolving credit agreement	—	79,000
Repayment of borrowings under revolving credit agreement	—	(57,000)
Payment of employee taxes on share-based compensation	(4,560)	(6,828)
Repayment of term loan	(2,525)	(2,525)
Payment on Seller Notes	(2,265)	(1,799)
Payments under vendor financing arrangements	(1,375)	(275)
Payments of financing lease obligations	(529)	(314)
Payment of debt issuance costs	—	(214)
Proceeds from the exercise of options	371	39
Net cash (used in) provided by financing activities	(10,883)	10,084
(Decrease) increase in cash and cash equivalents	(68,424)	55,434
Cash and cash equivalents at beginning of period	144,602	74,419
Cash and cash equivalents at end of period	$76,178	$129,853

Table 4

Hanger, Inc.

Segment Information: Revenue, EBITDA and Adjusted EBITDA

(Unaudited - in thousands)

EBITDA is defined as operating income before depreciation and amortization. Adjusted EBITDA is defined as operating income before certain charges, third-party professional fees in excess of normal amounts incurred in connection with our financial statement remediation, expenses associated with equity-based compensation, severance expenses, certain expenses incurred in connection with our acquisitions, proceeds received from grants under the Coronavirus Aid, Relief and Economy Security Act ("CARES Act") and certain other charges.

We use EBITDA and Adjusted EBITDA as measures to assess the relative level of our indebtedness and our compliance with certain debt covenants which are based on these measures. Additionally, we utilize these measures to assess our operating and financial performance. We believe that these measures enhance a user’s understanding of normal operating income excluding certain charges, depreciation and amortization.

Neither EBITDA or Adjusted EBITDA are measures of financial performance computed in accordance with Generally Accepted Accounting Principles (“GAAP”) and should not be considered in isolation nor as a substitute for operating income, net income, cash flows from operations, or other statement of operations or cash flow data prepared in conformity with GAAP, or as a measure of profitability or liquidity. In addition, the calculation of EBITDA and Adjusted EBITDA is susceptible to varying interpretations and calculations, and the amounts presented may not be comparable to similarly titled measures of other companies. EBITDA and Adjusted EBITDA may not be indicative of historical operating results, and we do not intend these measures to be predictive of future results of operations.

	For the Three Months Ended June 30,		For the Six Months Ended June 30,
	2021	2020	2021	2020
Net Revenue (a)
Patient Care	$236,787	$195,859	$432,469	$386,042
Products & Services	44,032	37,575	85,820	81,131
Net revenue	$280,819	$233,434	$518,289	$467,173

EBITDA (b)
Patient Care	$44,427	$63,446	$68,292	$79,459
Products & Services	5,364	8,256	11,975	13,088
Corporate & Other	(21,690)	(23,962)	(42,147)	(45,149)
EBITDA (Non-GAAP)	$28,101	$47,740	$38,120	$47,398

Adjusted EBITDA (b)
Patient Care	$44,845	$44,193	$69,793	$61,519
Products & Services	5,647	8,590	12,517	13,627
Corporate & Other	(19,517)	(16,258)	(37,791)	(33,355)
Adjusted EBITDA (Non-GAAP)	$30,975	$36,525	$44,519	$41,791

(a) Excludes intersegment revenue.

(b) EBITDA and Adjusted EBITDA are "Non-GAAP" measures. Please refer to both Table 6 and Table 7 for a reconciliation of these measures to GAAP net income.

Table 5

Hanger, Inc.

Reconciliation of Net Income and Earnings Per Share to

Adjusted Net Income and Adjusted Earnings Per Share

(Unaudited - in thousands, except share and per share amounts)

Earnings Per Share (or “EPS”) is defined as net income divided by our basic or diluted common shares during the applicable period. Adjusted EPS is defined as EPS adjusted for certain equity-based compensation charges, third-party professional fees in excess of normal amounts incurred in connection with our financial statement remediation, severance expenses, certain expenses incurred in connection with our acquisitions, proceeds received from grants under the CARES Act, and certain other charges.

We utilize Adjusted EPS to assess our operating and financial performance. We believe that this measure enhances a user’s understanding of normal operating results excluding certain charges.

Adjusted EPS is not a measure of financial performance computed in accordance with GAAP and should not be considered in isolation nor as a substitute for operating income, net income, cash flows from operations, or other statement of operations or cash flow data prepared in conformity with GAAP, or as a measure of profitability or liquidity. In addition, the calculation of Adjusted EPS is susceptible to varying interpretations and calculations, and the amounts presented may not be comparable to similarly titled measures of other companies. Adjusted EPS may not be indicative of historical operating results, and we do not intend these measures to be predictive of future results of operations.

	For the Three Months Ended June 30,		For the Six Months Ended June 30,
	2021	2020	2021	2020
Net income - as reported (GAAP)	$10,159	$31,054	$6,829	$15,306
Adjustments:
Modification of equity awards (a)	—	5,869	—	5,869
Amortization expense	1,315	1,783	2,549	3,274
Third-party professional fees	—	—	—	1,639
Acquisition-related expenses	170	39	330	372
Hanger supply chain implementation costs	135	295	267	430
Severance expenses	—	—	54	—
Proceeds from grants under the CARES Act	(670)	(20,533)	(670)	(20,533)
Adjustments prior to tax effect	$950	$(12,547)	$2,530	$(8,949)
Tax effect of specified adjustments (a)	(678)	(5,192)	(1,897)	(3,684)
Adjustments after taxes	272	(17,739)	633	(12,633)
Adjusted net income (Non-GAAP)	$10,431	$13,315	$7,462	$2,673

Basic earnings per share - as reported (GAAP)	$0.26	$0.82	$0.18	$0.41
Effect of above listed specified adjustments	0.01	(0.47)	0.01	(0.34)

Adjusted basic earnings per share - as reported (Non-GAAP)	$0.27	$0.35	$0.19	$0.07

Diluted earnings per share - as reported (GAAP)	$0.26	$0.81	$0.17	$0.40
Effect of above listed specified adjustments	0.01	(0.46)	0.02	(0.33)

Adjusted diluted earnings per share - as reported (Non-GAAP)	$0.27	$0.35	$0.19	$0.07

Shares used to compute basic earnings per share	38,647,042	37,958,408	38,458,733	37,749,930
Shares used to compute diluted earnings per share	39,208,155	38,325,872	39,216,725	38,424,334

(a) Modification of equity awards reflect a non-recurring charge in the second quarter of 2020 for incremental equity-based compensation expense under ASC 718, Stock Compensation, related to the modification of certain equity awards granted in 2017.

(b) “Tax effect of specified adjustments” reflects the difference between the Company's effective provision for taxes and the application of a combined federal and state statutory tax rate of 24% for the 2021 and 2020 periods to the Company's earnings from operations before taxes, after the incorporation of the identified adjustments above.

Table 6

Hanger, Inc.

Reconciliation of Net Income to EBITDA and Adjusted EBITDA

(Unaudited - in thousands)

EBITDA is defined as operating income before depreciation and amortization. Adjusted EBITDA is defined as operating income before certain charges, third-party professional fees in excess of normal amounts incurred in connection with our financial statement remediation, expenses associated with equity-based compensation, severance expenses, certain expenses incurred in connection with our acquisitions, proceeds received from grants under the CARES Act and certain other charges.

We use EBITDA and Adjusted EBITDA as measures to assess the relative level of our indebtedness and our compliance with certain debt covenants which are based on these measures. Additionally, we utilize these measures to assess our operating and financial performance. We believe that these measures enhance a user’s understanding of normal operating income excluding certain charges, depreciation and amortization.

Neither EBITDA or Adjusted EBITDA are measures of financial performance computed in accordance with Generally Accepted Accounting Principles (“GAAP”) and should not be considered in isolation nor as a substitute for operating income, net income, cash flows from operations, or other statement of operations or cash flow data prepared in conformity with GAAP, or as a measure of profitability or liquidity. In addition, the calculation of EBITDA and Adjusted EBITDA is susceptible to varying interpretations and calculations, and the amounts presented may not be comparable to similarly titled measures of other companies. EBITDA and Adjusted EBITDA may not be indicative of historical operating results, and we do not intend these measures to be predictive of future results of operations.

	For the Three Months Ended June 30,		For the Six Months Ended June 30,
	2021	2020	2021	2020
Net income - as reported (GAAP)	$10,159	$31,054	$6,829	$15,306
Adjustments to calculate EBITDA:
Depreciation and amortization	8,007	8,879	16,005	17,710
Interest expense, net	7,152	8,636	14,492	16,906
Non-service defined benefit plan expense	167	158	334	316
Provision (benefit) for income taxes	2,616	(987)	460	(2,840)
Adjustments - net income to EBITDA	17,942	16,686	31,291	32,092
EBITDA (Non-GAAP)	28,101	47,740	38,120	47,398
Further adjustments to calculate Adjusted EBITDA:
Third-party professional fees	—	—	—	1,639
Equity-based compensation (a)	3,239	8,984	6,418	12,485
Acquisition-related expenses	170	39	330	372
Hanger supply chain implementation costs	135	295	267	430
Severance expenses	—	—	54	—
Proceeds from grants under the CARES Act	(670)	(20,533)	(670)	(20,533)
Further adjustments - EBITDA to Adjusted EBITDA	2,874	(11,215)	6,399	(5,607)
Adjusted EBITDA (Non-GAAP)	$30,975	$36,525	$44,519	$41,791

(a) Equity-based compensation expense includes an incremental charge in the second quarter of 2020 under ASC 718, Stock Compensation of approximately $5.9 million related to the modification of certain equity awards granted in 2017.

Table 7

Hanger, Inc.

Segment Reconciliation of Income (Loss) From Operations to EBITDA and Adjusted EBITDA

(Unaudited - in thousands)

EBITDA is defined as operating income before depreciation and amortization. Adjusted EBITDA is defined as operating income before certain charges, third-party professional fees in excess of normal amounts incurred in connection with our financial statement remediation, expenses associated with equity-based compensation, severance expenses, certain expenses incurred in connection with our acquisitions, proceeds received from grants under the CARES Act and certain other charges.

We use EBITDA and Adjusted EBITDA as measures to assess the relative level of our indebtedness and our compliance with certain debt covenants which are based on these measures. Additionally, we utilize these measures to assess our operating and financial performance. We believe that these measures enhance a user’s understanding of normal operating income excluding certain charges, depreciation and amortization.

Neither EBITDA or Adjusted EBITDA are measures of financial performance computed in accordance with Generally Accepted Accounting Principles (“GAAP”) and should not be considered in isolation nor as a substitute for operating income, net income, cash flows from operations, or other statement of operations or cash flow data prepared in conformity with GAAP, or as a measure of profitability or liquidity. In addition, the calculation of EBITDA and Adjusted EBITDA is susceptible to varying interpretations and calculations, and the amounts presented may not be comparable to similarly titled measures of other companies. EBITDA and Adjusted EBITDA may not be indicative of historical operating results, and we do not intend these measures to be predictive of future results of operations.

	For the Three Months Ended June 30,		For the Six Months Ended June 30,
	2021	2020	2021	2020
Patient Care
Income from operations - as reported (GAAP)	$39,640	$58,619	$58,690	$70,156
Depreciation & amortization	4,787	4,827	9,602	9,303
EBITDA (Non-GAAP)	44,427	63,446	68,292	79,459
Further adjustments to calculate Adjusted EBITDA:
Equity-based compensation	953	1,078	1,850	2,256
Hanger supply chain implementation costs	135	202	267	337
Severance expenses	—	—	54	—
Proceeds from grants under the CARES Act	(670)	(20,533)	(670)	(20,533)
Further adjustments - EBITDA to Adjusted EBITDA	418	(19,253)	1,501	(17,940)
Adjusted EBITDA (Non-GAAP)	44,845	44,193	69,793	61,519
Products & Services
Income from operations - as reported (GAAP)	3,401	5,758	8,077	7,838
Depreciation & amortization	1,963	2,498	3,898	5,250
EBITDA (Non-GAAP)	5,364	8,256	11,975	13,088
Further adjustments to calculate Adjusted EBITDA:
Equity-based compensation	283	241	542	446
Hanger supply chain implementation costs	—	93	—	93
Further adjustments - EBITDA to Adjusted EBITDA	283	334	542	539
Adjusted EBITDA (Non-GAAP)	5,647	8,590	12,517	13,627
Corporate & Other
Loss from operations - as reported (GAAP)	(22,947)	(25,516)	(44,652)	(48,306)
Depreciation & amortization	1,257	1,554	2,505	3,157
EBITDA (Non-GAAP)	(21,690)	(23,962)	(42,147)	(45,149)
Further adjustments to calculate Adjusted EBITDA:
Third-party professional fees	—	—	—	1,639
Equity-based compensation	2,003	7,665	4,026	9,783
Acquisition related expenses	170	39	330	372
Further adjustments - EBITDA to Adjusted EBITDA	2,173	7,704	4,356	11,794
Adjusted EBITDA (Non-GAAP)	(19,517)	(16,258)	(37,791)	(33,355)
Total Adjusted EBITDA (Non-GAAP)	$30,975	$36,525	$44,519	$41,791

(a) Equity-based compensation expense includes an incremental charge in the second quarter of 2020 under ASC 718, Stock Compensation of approximately $5.9 million related to the modification of certain equity awards granted in 2017.

Table 8

Hanger, Inc.

Indebtedness

(Unaudited - in thousands)

	As of June 30,	As of December 31,
	2021	2020
Debt:
Term Loan B	$488,588	$491,113
Seller Notes	18,105	11,510
Deferred payment obligation	4,000	4,000
Finance lease liabilities and other	3,437	3,869
Total debt before unamortized discount and debt issuance costs	514,130	510,492
Unamortized discount and debt issuance costs, net	(6,628)	(7,395)
Total debt	$507,502	$503,097

Current portion of long-term debt:
Term Loan B	$5,050	$5,050
Seller Notes	6,303	4,060
Finance lease liabilities and other	904	975
Total current portion of long-term debt	12,257	10,085
Long-term debt	$495,245	$493,012

Net indebtedness:
Total debt before unamortized discount and debt issuance costs	$514,130	$510,492
Cash and cash equivalents	(76,178)	(144,602)
Net indebtedness	$437,952	$365,890

Table 9

Hanger, Inc.

Key Operating Metrics

	As of and For the Three Months Ended June 30,		For the Six Months Ended June 30,
	2021	2020	2021	2020
Same clinic revenue:
Growth (decline) rate on net revenue	18.2%	(18.7)%	8.2%	(11.0)%
Growth (decline) rate day adjusted (a)	18.2%	(18.7)%	9.9%	(11.7)%

Clinical locations:
Patient care clinics	723	707
Satellite clinics	112	108
Total clinical locations	835	815

(a) Same Clinic Revenue per Day - Same Clinic Revenue per Day normalizes revenue for the number of days a clinic was open in each comparable period. These measures are both non-GAAP and unaudited.